Exhibit 99.1

ARIAD Enters into Settlement Agreement with Sarissa Capital Management

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Apr. 29, 2015 -- ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has reached an agreement to settle its current proxy contest with Sarissa Capital Management. In addition, ARIAD’s founder, Harvey J. Berger, M.D., has informed the Board of Directors of his decision to retire as chairman and chief executive officer (CEO) upon appointment of his successor or December 31, 2015, whichever is earlier.  The Board has formed a CEO search committee chaired by Alex Denner of Sarissa Capital, which will work expeditiously to find a successor CEO.

In addition, under the terms of the settlement, ARIAD’s Board has appointed Anna Protopapas by filling an existing open director seat on the Board.  Sarissa will withdraw its proposed slate of director nominees, which included Ms. Protopapas, for election at the 2015 Annual Meeting and has agreed to vote all of its shares in favor of the Board’s nominees.

“The Board believes this settlement is in the best interests of shareholders, as it allows us to focus on conducting the search for ARIAD’s next CEO while continuing to execute on our critical commercial and pipeline initiatives,” said Wayne Wilson, lead independent director of the Board. “We welcome Anna to the Board and look forward to working together constructively with Sarissa for the benefit of all shareholders.”

“I am excited to work with the board members to optimally position ARIAD as it embarks on its next stage of development.  I believe ARIAD’s loyal and dedicated employees will be able to significantly increase the value of our assets, especially Iclusig and brigatinib, which both hold great promise for cancer patients,” said Alex Denner of Sarissa Capital.

Ms. Protopapas is Chief Executive Officer of Mersana Therapeutics.  She previously served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited and held various senior management positions, including President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda, where she was responsible for leading Takeda’s oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing.  Prior to serving on Takeda’s Executive Committee, Ms. Protopapas served on Millennium’s Executive Committee as Senior Vice President of Strategy and Business Development, where she led the company’s business development initiatives and led the process that resulted in the $8.8 billion sale of Millennium to Takeda. Ms. Protopapas received a B.S. in engineering from Princeton University, an M.S. in chemical engineering practice from Massachusetts Institute of Technology and a MBA from Stanford Graduate School of Business.

About ARIAD
ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This communication contains “forward-looking statements” including, but not limited to, statements regarding future events and ARIAD’s business, strategy and results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are identified by use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for brigatinib (AP26113); difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; litigation, including our pending securities class action and derivative lawsuits; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this communication is believed to be current as of the date of original issue. After the date of this communication, ARIAD does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 annual meeting of stockholders.  ARIAD intends to file a proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 annual meeting of stockholders. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 annual meeting of stockholders.  Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.

Source: ARIAD Pharmaceuticals, Inc.

Investor:
ARIAD
Kendra Adams, 617-503-7028

Kendra.adams@ariad.com
or
Maria Cantor, 617-621-2208
Maria.cantor@ariad.com
or
Media:
Sard Verbinnen & Co.
George Sard/Andrew Cole/Chris Kittredge
212-687-8080

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